Daktronics, Inc. CEO transition date set

BROOKINGS, S.D. - August 12, 2013 - Daktronics, Inc. (NASDAQ-DAKT), announced today that Reece A. Kurtenbach will be taking on the role of President and Chief Executive Officer on September 1, 2013. Kurtenbach will replace James B. Morgan who is retiring after 44 years with the company. The Company had previously announced Morgan's planned retirement and Kurtenbach's selection as successor CEO, but a specific date had not been set.

“Jim has had a tremendous, positive impact on Daktronics during his career, and I have personally enjoyed working with him during our time together. I appreciate the confidence Jim and the Board have had in my ability to succeed Jim as CEO and I look forward to working with our leadership team as we continue to grow Daktronics global presence in the display industry,” Kurtenbach said.

About Daktronics
Daktronics has strong leadership positions in, and is the world's largest supplier of, large screen video displays, electronic scoreboards, LED text and graphics displays, and related control systems. The company excels in the control of display systems, including those that require the integration of multiple complex displays showing real-time information, graphics, animation and video. Daktronics designs, manufactures, markets and services display systems for customers around the world in four domestic business units: Live Events, Commercial, Schools and Theatres, and Transportation, and one International business unit. For more information, visit the company's World Wide Web site at: http://www.daktronics.com, e-mail the company at investor@daktronics.com, call (605) 692-0200 or toll-free (800) 843-5843 in the United States or write to the company at 201 Daktronics Dr., PO Box 5128, Brookings, S.D. 57006-5128.

Safe Harbor Statement
Cautionary Notice: In addition to statements of historical fact, this news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and is intended to enjoy the protection of that Act. These forward-looking statements reflect the Company's expectations or beliefs concerning future events. The Company cautions that these and similar statements involve risk and uncertainties which could cause actual results to differ materially from our expectations, including, but not limited to, changes in economic and market conditions, management of growth, timing and magnitude of future contracts and orders, fluctuations in margins, the introduction of new products and technology, the impact of adverse weather conditions, increased regulation and other risks noted in the company's SEC filings, including its Annual Report on Form 10-K for its 2013 fiscal year. Forward-looking statements are made in the context of information available as of the date stated. The Company undertakes no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur.

For more information contact:
James Morgan                Reece Kurtenbach
Chief Executive Officer            Executive Vice President
Tel 605- 692-0200            Tel 605- 692-0200

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